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                                                                    EXHIBIT 4(G)

                      SECOND AMENDMENT TO RIGHTS AGREEMENT

     This is the Second Amendment (the "Second Amendment") to the Rights Agreement, dated June 16, 1999, between Hasbro, Inc., a Rhode Island corporation (the "Company") and BankBoston, N.A, as the original Rights Agent. The Rights Agreement was amended by a First Amendment dated December 4, 2000. Fleet National Bank ("Fleet") became the Rights Agent under the Rights Agreement when it succeeded to the business of BankBoston, N.A. Subsequently, EquiServe L.P. and EquiServe Trust Company, N.A. succeeded to the business of Fleet. Following this, Computershare Trust Company, N.A. succeeded to the business of EquiServe Trust Company, N.A. and is now the current Rights Agent. Terms used in this Second Amendment and not otherwise defined shall have the meanings set forth in the Rights Agreement, as amended.

     The Company and the Rights Agent have entered into this Second Amendment effective as of February 13, 2007 in accordance with the provisions of Section 27 of the Rights Agreement. The Company and the Rights Agent each hereby represent, respectively, that they have taken all steps necessary for them to adopt this amendment in compliance with the Rights Agreement.

     1. Effective as of the date of this Second Amendment the definition of "Acquiring Person", as it appears in Section 1(a) of the Rights Agreement, be and hereby is replaced in its entirety with the following:

     "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of twenty percent (20%) or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (iv) Alan or Sylvia Hassenfeld or members of their respective immediate families (the "Hassenfeld Family"), heirs or legatees of the Hassenfeld Family, the Sylvia Hassenfeld Trust, the Merrill Hassenfeld Trust, the Stephen Hassenfeld Trust, the Alan Hassenfeld Trust, the Hassenfeld Foundation, transferees by will, laws of descent or distribution or

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by operation of law of any of the foregoing (including any such transferees), any trust or foundation to which any of the foregoing has transferred or may transfer securities of the Company, any trust established for primary benefit of any of the foregoing, or any Affiliates or Associates of any of the foregoing (collectively, the "Hassenfeld Group"), or (v) any Person who becomes the Beneficial Owner of twenty percent (20%) or more of the shares of Common Stock then outstanding as the result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of twenty percent (20%) or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing one percent (1%) or more of the shares of Common Stock then outstanding."

     2. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Rhode Island and for all purposes shall be governed and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     3. This Second Amendment to Rights Agreement may be executed in counterparts and such counterparts shall together constitute one and the same agreement.

     4. In all respects not inconsistent with the terms and provisions of this Second Amendment, the Rights Agreement as previously amended is hereby ratified, adopted, approved and confirmed. In executing and delivering this Second Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

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     IN WITNESS WHEREOF, the parties have caused this Second Amendment to be duly executed as of February 13, 2007.

HASBRO, INC.


By: /s/ Alfred J. Verrecchia
    --------------------------------
Name: Alfred J. Verrecchia
Title: President and Chief Executive
       Officer


COMPUTERSHARE TRUST COMPANY, N.A.


By: /s/ Dennis Moccia
    --------------------------------
Name: Dennis Moccia
Title: Managing Director